UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): May 19, 2006
Boykin Lodging Company
(Exact Name of Registrant as Specified in its Charter)

Ohio	001-11975	34-1824586
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer Identification Number)
Incorporation)

Guildhall Building, Suite 1500, 45 W. Prospect Avenue, Cleveland, Ohio	44115
(Address of Principal Executive Offices)	(Zip Code)
(216) 430-1200
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☑ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1	REGISTRANT’S BUSINESS AND OPERATIONS

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Boykin Lodging Company, an Ohio corporation (the “Company”), and Boykin Hotel Properties, L.P., an Ohio limited partnership of which the Company is the general partner (the “Partnership”), have entered into an Agreement and Plan of Merger, dated May 19, 2006 (the “Merger Agreement”), with Braveheart Investors LP, a Delaware limited partnership (“Parent”), Braveheart II Realty (Ohio) Corp., an Ohio corporation and a wholly owned subsidiary of Parent (“REIT Merger Sub”), Braveheart II Properties Holding LLC, a Delaware limited liability company (“OP Holdco”), and Braveheart II Properties Company LLC, an Ohio limited liability company and an indirectly wholly owned subsidiary of Parent (“OP Merger Sub”), pursuant to which OP Merger Sub will merge with and into the Partnership (the “OP Merger”), with the Partnership surviving as the surviving limited partnership and REIT Merger Sub will merge with and into the Company (the “REIT Merger”), with the Company continuing as the surviving corporation (hereinafter sometimes referred to as the “Surviving Corporation”). Parent, REIT Merger Sub, OP Holdco and OP Merger Sub (the “Purchaser Parties”) are affiliates of Westmont Hospitality Group and Cadim Inc., a division of Caisse de dépôt et placement du Québec.

Pursuant to the Merger Agreement, at the effective time of the REIT Merger and the OP Merger (the “Mergers”), each outstanding common share of the Company and each unit of limited partnership interest in the Partnership for which a notice of redemption has been received prior to the effective time of the OP Merger, respectively, will be converted, pursuant to a formula, into the right to receive $11.00, less the amount of any dividends or distributions paid by the Company or the Partnership, respectively, on outstanding common shares or limited partnership units prior to closing. Each outstanding depositary share, representing a 1/10 fractional interest in a share of the Company’s 10-1/2% Class A Cumulative Preferred Shares, Series 2002-A will be converted into the right to receive a cash payment of $25.00 (plus all accrued and unpaid dividends, whether or not declared). The Company, the Partnership and the Purchaser Parties have made customary representations, warranties and covenants in the Merger Agreement, including, among others, the Company and the Partnership making covenants not to solicit alternative transactions or, subject to certain exceptions, participate in discussions relating to an alternative transaction or furnish non-public information relating to an alternative transaction.

Holders of common shares of the Company will be asked to vote on the proposed transaction at a special meeting that will be held on a date to be announced. The Mergers are conditioned, among other things, on the adoption of the Merger Agreement by the common shareholders of the Company. Availability of financing for the Mergers is not a condition to the Purchaser Parties’ obligations to close.

The Merger Agreement contains certain customary termination rights for both Parent, on the one hand, and the Company, on the other. In addition, if, prior to May 26, 2006 the purchaser of the Radisson Suite Beach Resort – Marco Island (the “Marco Purchaser”) has not made an additional non-refundable $3.0 million deposit into escrow, Parent has the right to deliver a notice of termination of the Merger Agreement on or prior to June 8, 2006 and, if Parent does not deliver such notice, Parent will remain obligated under the terms and subject to the conditions of the Merger Agreement. In the event Parent delivers a termination notice to the Company, the Company may either (a) accept such notice, in which case the Merger Agreement will terminate or (b) seek to enter into an agreement or make other arrangement for the sale or other disposition of the hotel no later than July 7, 2006. If the Company enters into such an agreement or arrangement within such time period, the parties are required to negotiate in good faith for a period of five days (however, in no event extending beyond July 12, 2006) concerning any change in the terms of the Merger Agreement based on the terms of such new agreement or arrangement. If the Company and Parent are unable to agree on the change in the terms of the Merger Agreement, the Merger Agreement will terminate. If the Marco Purchaser makes the additional deposit or completes the purchase of the hotel pursuant to the terms of the agreement with respect to that purchase prior to termination of the Merger Agreement, then Parent’s right to terminate will automatically cease or be rescinded.

If the Merger Agreement is terminated as a result of the failure of the Marco Purchaser to make the additional $3.0 million deposit, the Company must pay Parent’s expenses related to the transaction (not to exceed $2.0 million in the aggregate). If the Merger Agreement is terminated because the shareholder approval is not obtained or by Parent following a breach of the Merger Agreement by the Company or the Partnership that is not cured within 30 days following notice thereof, the Company must pay Parent’s expenses related to the transactions (not to exceed $3.5 million). If the Merger Agreement is terminated pursuant to certain other customary termination provisions, the Company will be required to pay a fee of $8.0 million to Parent, less the amount of any reimbursed expenses.

Pursuant to an Agreement and Guaranty, Westbridge Hospitality Management Limited, as general partner of Westbridge Hospitality Fund, L.P. (“Westbridge”), has agreed to make a capital call to its partners in order to complete the transactions contemplated by the Merger Agreement and Westbridge has guaranteed, up to

$135.0 million, Parent’s obligations under the Merger Agreement. Westbridge is permitted to replace the guarantee with a $50.0 million, irrevocable unconditional standby letter of credit in favor of the Company.

In connection with the execution of the Merger Agreement, the Company amended its Shareholder Rights Agreement, dated as of May 25, 1999, between the Company and National City Bank, as amended (the “Rights Agreement”), to ensure that the rights are not triggered by the Mergers and will expire immediately prior to the effective time of the REIT Merger. The Merger Agreement also prohibits the Company from making any other amendment to its Rights Agreement without Parent’s consent.

In connection with the Mergers, the Third Amended and Restated Agreement of Limited Partnership of the Partnership was amended to provide that the general partner may enter into an agreement, such as the Merger Agreement, without the consent of the limited partners even if limited partners may receive less merger consideration than a holder of a common share, so long as the difference in merger consideration is solely a result of the intercompany note between the Partnership and the Company. The Partnership Agreement was also amended to permit limited partners to deliver a conditional notice of redemption of common units, with the condition being the effectiveness of the Mergers. The Partnership Agreement was further amended to provide that the redemption date in such notice of redemption may be the closing date under the Merger Agreement, rather than the tenth business day after the Company receives the notice of redemption, and to clarify that a limited partner who delivers a conditional notice of redemption in contemplation of the Mergers will be entitled to receive any distribution made by the Partnership to its partners in order to enable the Company to pay the pre-closing dividend with respect to the common shares previously discussed.

The Merger Agreement prohibits the Company from issuing additional units under the Directors’ Compensation Plan. As a result, the plan was amended to provide that no additional units will be credited to accounts under the plan following signing of the Merger Agreement. The plan was also amended to provide for termination of the plan at closing and the pay out of the value of accounts under the plan at such time, with the value of a unit being equal to the merger consideration payable with respect to a common share at closing plus any pre-closing dividend on the common shares. In addition, the plan was amended to bring it into compliance with Section 409A of the Internal Revenue Code of 1986, as amended.

Contemporaneously with the execution of the Merger Agreement, the Company entered into agreements to sell its interests in the Pink Shell Beach Resort & Spa and the Banana Bay Resort & Marina – Marathon to entities (the “Boykin Entities”) controlled by Robert W. Boykin, the Chairman and Chief Executive Officer of the Company. The total purchase price for these interests is approximately $14.6 million, and will be adjusted based upon the additional capital investment and other cash flows of such interests from April 1, 2006 through the actual closing date. The closing of the sales to the Boykin Entities is contingent upon the satisfaction of the conditions to the closing of the Mergers.

The foregoing descriptions of the agreements do not purport to be complete and are qualified in their entirety by reference to the full text of the respective agreements, which are filed as Exhibits 2.1, 4.1, 10.1, 10.2, 10.3, 10.4 and 10.5 hereto, and are incorporated herein by reference.

Parent, Boykin Management Company Limited Liability Company (“BMC”), an entity controlled by Mr. Boykin, and Mr. Boykin have entered into a letter agreement which provides that the management agreements between the Company and BMC will terminate at the effective time of the Mergers, without the provision of 90 days prior notice as required by the terms of the management agreements or the payment of fees for such period. The letter agreement also provides for the mutual release of certain obligations under the management agreements. As part of the agreement, Parent will cause the Company to transfer certain assets to BMC after the effective time of the Mergers. The letter agreement further provides for certain changes to the non-competition provisions of Mr. Boykin’s employment agreement after the effective time of the Mergers. The letter agreement will terminate if the Merger Agreement is terminated.

SECTION 8	OTHER EVENTS.

ITEM 8.01	OTHER EVENTS.

On May 22, 2006, the Company issued a press release announcing the proposed transaction, which is furnished as Exhibit 99.1 hereto.
CAUTIONARY STATEMENTS
     The Merger Agreement and related agreements have been included in this report to provide investors with information regarding their terms. Except for their status as the contractual documents that establish and govern the legal relations among the parties thereto with respect to the transactions described in this report, the agreements are not intended to be a source of factual, business or operational information about the parties thereto.
     The representations, warranties, covenants and agreements made by the parties to the agreements are made as of specific dates and are qualified and limited, including by information in disclosure schedules that the parties exchanged in connection with the execution of such agreements. Moreover, certain of the representations and warranties are subject to a contractual standard of materiality that may be different from what may be viewed as material to shareholders. Representations and warranties may be used as a tool to allocate risks between the parties to the agreements, including where the parties do not have complete knowledge of all facts. Investors are not third-party beneficiaries under the agreements and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, the Partnership or any of their respective affiliates.
     This report is being made in respect of a proposed merger transaction involving the Company and affiliates of the Purchaser Parties. In connection with the transaction, the Company will file with the SEC a proxy statement on Schedule 14A and other documents concerning the proposed transaction as soon as practicable. Before making any voting or investment decision, shareholders are urged to read these documents carefully and in their entirety when they become available because they will contain important information about the proposed transaction.
     The final proxy statement will be mailed to the Company’s shareholders. In addition, the proxy statement and other documents will be available free of charge at the SEC’s Internet Web site, www.sec.gov. When available, the proxy statement and other pertinent documents also may be obtained for free at the Company’s web site, www.boykinlodging.com.
     The Company and its executive officers and directors may be deemed, under SEC rules, to be participants in the solicitation of proxies from the Company’s shareholders with respect to the REIT Merger. Information regarding the Company’s executive officers and directors is set forth in the Company’s proxy statement filed with the SEC on April 25, 2006. More detailed information regarding the identity of potential participants, and their direct or indirect interest, by securities, holdings or otherwise, will be set forth in the proxy statement and other material to be filed with the SEC in connection with the proposed transaction.

SECTION 9	FINANCIAL STATEMENTS AND EXHIBITS

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.
(a) Financial Statements of Businesses Acquired.
None.
(b) Pro Forma Financial Information.
None.
(c) Exhibits

2.1	Agreement and Plan of Merger

4.1	Second Amendment to Shareholder Rights Agreement

10.1	First Amendment to Third Amended and Restated Agreement of Limited Partnership of Boykin Hotel Properties, L.P.

10.2	Directors’ Deferred Compensation Plan (As Amended and Restated Effective May 19, 2006)

10.3	Limited Liability Company Interests and Asset Purchase Agreement related to the Pink Shell Beach Resort & Spa

10.4	Limited Liability Company Interests Purchase Agreement related to Marathon Partners Manager LLC

10.5	Agreement and Guaranty by Westbridge Hospitality Management Limited, as general partner of Westbridge Hospitality Fund, L.P., in favor of the Company

99.1	Boykin Lodging Company press release announcing proposed transactions dated May 22, 2006.
SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Boykin Lodging Company
By:	/s/ Shereen P. Jones
Shereen P. Jones
Executive Vice President, Chief Financial and Investment Officer

Dated: May 22, 2006